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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the references to our firm under the caption "Experts" and to the use of our report dated November 23, 2005 (except as to paragraph 2 of Note 17 as to which the date is January     , 2006) in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-127973) and related Prospectus of Traffic.com, Inc. for the Registration of 6,550,000 shares of its common stock.

ERNST & YOUNG LLP
Philadelphia, PA

The foregoing consent is in the form that will be signed upon completion of the one-for-three reverse stock split described in paragraph 2 of Note 17 to the consolidated financial statements.

/s/ Ernst & Young LLP

Philadelphia, PA
January 4, 2006

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Consent of Independent Registered Public Accounting Firm